Exhibit 99.3

NATURE’S SUNSHINE PRODUCTS, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is dated as of March 16, 2007 (the “Award Date”), between NATURE’S SUNSHINE PRODUCTS, INC., a Utah corporation (the “Corporation”), and [NAME] (“Employee”).

A.                                   For the purpose of promoting the success of the Corporation, the Corporation from time to time approves the grant of stock options to key employees, including officers, whether or not directors, of the Corporation, to attract, motivate, retain and reward such persons and to provide incentives for high levels of individual performance and improved financial performance of the Corporation; and

B.                                     As evidenced by this Agreement, the Corporation wishes to grant to Employee a certain stock option, defined in Section 1, hereof, which option is not intended as and shall not be deemed to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, as may be amended.

NOW, THEREFORE, in consideration of services rendered and to be rendered by Employee for the Corporation, the Corporation and Employee hereby agree to the provisions set forth herein.

1.                                       Option Granted.  This Agreement evidences the grant to Employee, as of the Award Date, of an option to purchase an aggregate of                              (            ) shares of common stock of the Corporation (the “Option”).

2.                                       Exercise Price.  The Option entitles Employee to purchase all or any portion of the Option shares at a price per share of Eleven Dollars and Eighty-Five Cents ($11.85), exercisable from time to time, subject to the provisions of this Agreement.  Such price is the Fair Market Value of the shares on the Award Date, determined by the Corporation based on the determination that as of the Award Date the Corporation’s stock is readily tradable on an established securities market within the meaning of Treas. Reg. § 1.409A-1(k), and shall be equal to the closing price on the trading day before the Award Date.

In the event that the Corporation’s stock should not be readily tradable on an established securities market, Fair Market Value shall be determined by the Corporation in accordance with Treas. Reg. § 1.409A-1(b)(5)(iv).

3.                                       Exercisability of Option.

a.                                       In General.  The Option may be exercised beginning on the later of (i) the first year anniversary of the Award Date, or (ii) the date the Corporation has registered with SEC, on Form S-8, the shares of common stock to be issued under the Option.  To the extent Employee does not in any year purchase all or any portion of the shares to which Employee is entitled to purchase, Employee has the cumulative right thereafter to purchase any shares not so purchased and such right shall continue until the Option terminates.  When the Option terminates for any reason, no additional shares may be purchased under this Option.

b.                                      Upon Change in Control.  Unless prior to a Change in Control Event the Corporation determines otherwise, then upon the occurrence of a Change in Control Event the Option shall become immediately exercisable.  For this purpose, “Change in Control Event” shall mean:

i.              approval by the stockholders of the Corporation of the dissolution or liquidation of the Corporation;

ii.             approval by the stockholders of the Corporation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned by stockholders of the Corporation immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Corporation’s securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization);

iii.            approval by the stockholders of the Corporation of the sale of substantially all of the Corporation’s business and/or assets to a person or entity which is not a subsidiary;

iv.            any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than a person having such ownership as of the Award Date) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities entitled to then vote generally in the election of directors of the Corporation; or

v.             during any period not longer than two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Corporation cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s stockholders, of each new board member was approved by a vote of at least three-fourths of the board members then still in office who were board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved).

Notwithstanding any of the foregoing to the contrary, any acceleration of the Option shall comply with applicable regulatory requirements, including, without limitation, Section 409A of the Internal Revenue Code.

c.                                       Possible Early Termination of Accelerated Option.  If the Option has been fully accelerated as permitted by paragraph (b) but is not exercised prior to (i) a dissolution of the Corporation, or (ii) a reorganization event described in Section 8 that the Corporation does not survive, or (iii) the consummation of reorganization event described in Section 8 that results in a Change of Control, and no provision has been made for the survival, substitution, exchange or other settlement of the Option, the Option shall thereupon terminate.

4.                                       Procedures for Exercise of Option.

a.                                       Procedure.  The Option shall be deemed to be exercised when the Treasurer of the Corporation receives written notice of such exercise from the Employee, together with the required payment made in accordance with paragraph c below.

b.                                      Fractional Shares/Minimum Issue.  Cash, other securities or other property will be paid or transferred in lieu of any fractional share interests.  No fewer than 100 shares may be purchased on exercise of the Option at one time unless the number purchased is the total number at the time available for purchase under the Option.

c.                                       Payment Provisions.  The purchase price of any shares purchased on exercise of the Option shall be paid in full at the time of each purchase in one or a combination of the following methods: (i) in cash or by electronic funds transfer; (ii) by check payable to the order of the Corporation; (iii) if authorized by the Corporation, by a promissory note of the Employee; (iv) if authorized by the Corporation, by notice and third party payment; or (v) if authorized by the Corporation, by the delivery of shares of common stock of the Corporation already owned by the Employee at least six months prior to the date of exercise.

5.                                       Termination of Option.  The Option shall terminate and be of no further force or effect upon any of the following:

a.                                       the sixth annual anniversary of the Award Date;

b.                                      on the date of termination of Employee’s employment with the Corporation if the Option is not exercisable on or before such date;

c.                                       three months (or such later date as the Corporation may in its sole discretion specify) after termination of Employee’s employment with the Corporation for any reason other than for cause (as determined by the Corporation in its sole discretion), or Employee’s death or disability (as determined by the Corporation in its sole discretion);

d.                                      on the date of termination of Employee’s employment with the Corporation if such termination is for cause (as determined by the Corporation in its sole discretion);

e.                                       twelve months after termination of Employee’s employment with the Corporation because of Employee’s disability (as determined by the Corporation in its sole discretion); or

f.                                         twelve months after Employee’s death.

6.                                       Securities Laws.  The Corporation may from time to time impose such conditions on the exercise of the Option as it deems necessary or advisable to ensure that rights granted under the Option satisfy the requirements of applicable federal and state securities laws. Such conditions may include, without limitation, the partial or complete suspension of the right to exercise the Option.

7.                                       Non-transferability of Option.  The Option may not be transferred or assigned by Employee or exercised by anyone other than Employee except pursuant to (i) Employee’s will, (ii) applicable laws of descent and distribution, or (iii) a judgment, decree or order made pursuant to a state domestic relations law and that assigns a portion of the Option to the Employee’s spouse or former spouse.

8.                                       Adjustments.  If there shall occur any extraordinary dividend or other extraordinary distribution in respect of the common stock (whether in the form of cash, common stock, other securities, or other property), or any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Corporation, or there shall occur any other like corporate transaction or event in respect of the common stock, then the Corporation shall, in such manner and to such extent (if any) as it deems appropriate and equitable (1) proportionately adjust any or all of (a) the number, amount and type of shares of common stock (or other securities or property) subject to the Option, (b) the grant, purchase, or exercise price of the Option, (c) the securities issuable upon exercise of the Option, or (2) in the case of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, make provision for a cash payment or for the substitution or exchange of the Option or the securities deliverable to the holder of the Option based upon the distribution or consideration payable to holders of the common stock of the Corporation upon or in respect of such event.

9.                                       Miscellaneous.

a.                                       Authority.  The Corporation shall have the authority to:

i.              construe and interpret this Agreement, further define the terms used in this Agreement, and prescribe, amend and rescind rules and regulations relating to the administration of this Agreement;

ii.             cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate the Option, subject to any required consent under paragraph k below;

iii.            to accelerate or extend the exercisability or extend the term of the Option; and

iv.            to make all other determinations and take such other action as contemplated by this Agreement or as may be necessary or advisable for the administration of this Agreement and the effectuation of its purposes.

b.                                      Delegation.  Any rights or obligations of the Corporation under this Agreement may be assigned or delegated by the Corporation to a committee or to one or more individuals.  Any reference to the Corporation in this Agreement shall be construed to refer to such agent or designee.

c.                                       Binding Determinations.  Any action taken by, or inaction of, the Corporation relating or pursuant to this Agreement shall be within the absolute discretion of the Corporation and shall be conclusive and binding upon all persons.

d.                                      Reliance on Experts.  In making any determination or in taking or not taking any action under this Agreement, the Corporation may obtain and may rely upon the advice of experts, including professional advisors to the Corporation.  No director, officer or agent of the Corporation shall be liable for any such action or determination taken or made or omitted in good faith.

e.                                       No Employment Contract.  Nothing contained in this Agreement shall confer upon Employee any right to continue in the employ or other service of the Corporation or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Corporation to change the Employee’s compensation or other benefits or to terminate the employment of such person, with or without cause.

f.                                         No Funding.  The Employee shall have no right, title or interest in any fund or in any specific asset (including shares of common stock, except as expressly otherwise provided) of the Corporation by reason of the Option or this Agreement.

g.                                      No Fiduciary Relationship.  Neither the provisions of this Agreement nor any action taken pursuant to the provisions of this Agreement shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and the Employee or other person.

h.                                      Compliance with Laws.  This Agreement, the Option and the issuance and delivery of shares of common stock under the Option are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith.  Any securities delivered under this Agreement shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

i.                                          Tax Withholding — Cash or Shares.  Upon exercise or vesting of the Option, the Corporation shall have the right at its option to (i) require the Employee (or personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation may be required to withhold with respect to such transaction or (ii) deduct from any amount payable in cash the amount of any taxes which the Corporation may be required to withhold with respect to such cash amount.  In any case where a tax is required to be withheld in connection with the delivery of shares of common stock under this Agreement, the Corporation may grant to the Employee the right to elect, pursuant to such rules and subject to such conditions as the Corporation may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then fair market value, to satisfy such withholding obligation.

j.                                          Tax Withholding — Tax Loans.  The Corporation may, in its discretion, authorize a loan to the Employee in the amount of any taxes which the Corporation may be required to withhold with respect to shares of common stock received by Employee under this Agreement.  Such a loan shall be for a term, at a rate of interest and pursuant to such other terms and conditions as the Corporation, under applicable law, may establish.

k.                                       Amendment.  Without limiting any other express authority of the Corporation under but subject to the express limits of this Agreement, the Corporation by agreement or resolution may waive conditions of or limitation on the Option, without the consent of the Employee, and may make other changes to the terms and conditions of the Option, provided that no amendment shall, without written consent of the Employee, affect in any manner materially adverse to the Employee any rights or benefits of the Employee or obligations of the Corporation under the Option.

l.                                          Privileges of Stock Ownership.  Except as otherwise expressly authorized by the Corporation or this Agreement, the Employee shall not be entitled to any privilege of stock ownership as to any shares of common stock not actually delivered to and held of record by him or her.  No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

m.                                    Choice of Law.  This Agreement and the Option shall be governed by, and construed in accordance with the laws of the State of Utah.

n.                                      Severability.  If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Agreement shall continue in effect.

o.                                      Agreement Construction.  It is the intent of the Corporation that this Agreement and the Option satisfy and be interpreted in a manner that, if the Employee is or may be subject to Section 16 of the Exchange Act, satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.  If any provision of this Agreement or the Option would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such persons in the circumstances, such provision shall be deemed void.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NATURE’S SUNSHINE PRODUCTS, INC.	EMPLOYEE

By:	Date:
Its:
Date:

SCHEDULE OF INDIVIDUALS WHO HAVE RECEIVED OPTIONS

NAME OF OPTION HOLDER	NUMBER OF SHARES

John Hughes	5,000
Lynn Ohman	5,000
Gary Hill	6,000
Dan Norman	6,000
Denise Bird	5,000
Leann Beardall	2,500
Bryant Yates	15,000
Steve Bunker	20,000
Jamon Jarvis	12,000
Efrain Villalobos	9,100
Larry Hughes	9,000
Derek Christensen	1,300
Miriam Paz	5,100
Mitchell Carter	8,100
Greg Halliday	3,000
William Keller	4,000
Lynda Hammons	15,200